NI Holdings, Inc. Files Results for Fourth Quarter and Year Ended December 31, 2019

FARGO, North Dakota, March 11, 2020 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the quarter and year ended December 31, 2019.

The Company reported a 25.9 percent increase in net earned premiums for the year ended December 31, 2019 compared to 2018, although net income attributable to NI Holdings dropped to $26,401 compared to $31,081 a year ago. The total equity for NI Holdings stood at $309,803 as of December 31, 2019.

NI Holdings 12M and Q4 2019 key financial details:

Dollars in thousands, except earnings per share (unaudited)

	12M 2019	12M 2018	Change	Q4 2019	Q4 2018	Change
Net income (loss) attributable to NI Holdings	$26,401	$31,081	-15.1%	$17,129	$14,889	+15.1%
Direct written premiums (1)	$262,145	$225,223	+16.4%	$53,265	$51,149	+4.1%
Net earned premiums	$246,438	$195,720	+25.9%	$63,702	$54,795	+16.3%
Loss and LAE ratio (2)	68.9%	60.8%	+8.1 pts	52.9%	40.3%	+12.6 pts
Expense ratio (3)	27.3%	27.7%	-0.4 pts	25.6%	28.7%	-3.1 pts
Combined ratio (4)	96.2%	88.5%	+7.7 pts	78.6%	68.9%	+9.7 pts
Return on average equity	9.1%	11.8%	-2.7 pts	23.0%	22.1%	+0.9 pts
Basic earnings per share	$1.19	$1.39	-$0.20	$0.77	$0.67	+$0.10
Shareholders’ equity	$309,803	$275,753	+12.4%

(1) Direct written premiums is a non-GAAP financial measure, representing the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio is a non-GAAP financial measure. It equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

Fourth quarter highlights included:

•	Annualized return on equity of 23.0%.
•	Growth in direct written premiums of 4.1% primarily in our private passenger auto and home and farm segments.
•	For the quarter, earnings per share was $0.77, up $0.10 compared to the prior year.
•	Cooler and wetter weather extended into the fall harvest season causing an increase in the expected loss ratio for our multi-peril crop business.
•	Reported combined ratio of 78.6% for the quarter and 96.2% for the full year of 2019.
•	After-tax addition to our earnings of $2,595 due to the change in net unrealized gain in our equity securities portfolio.

“While we are pleased with our 2019 results, there are still segments of our business that are not performing up to our expectations”, said Michael J. Alexander, President and CEO. “After a year-to-date combined ratio of 102.3% as of September 30, 2019, our combined ratio improved to a respectable 96.2% for the full year 2019, compared to a very favorable 88.5% for 2018. While the overall level of our weather-related claims fell within our expectations, the cooler and wetter conditions throughout the entire year in North Dakota adversely impacted our crop business and was the primary cause for the deterioration in our combined ratio. The fourth quarter net income attributable to NI Holdings was $17,129, which included an addition to earnings of $2,595 due to appreciation in our equity securities portfolio.”

“In the fourth quarter, losses moderated in our private passenger auto, home and farm, and all other segments as we experienced a typical low level of weather-related activity for this quarter. In our crop segment, the cooler and wetter weather continued into the fall harvest season, resulting in a substantial number of claims being submitted just prior to the federal deadline to report claims. The number of claims and the associated reserves increased the multi-peril crop loss ratio substantially.”

“In our non-standard auto business, rate increases implemented in Nevada to address the adverse claims experience resulting from the higher mandated liability limits seem to have moderated our loss ratios. Those rate increases have reduced the number of vehicles we insure in Nevada, resulting in a decrease in Primero earned premium for the quarter compared to a year ago. We believe this to be a short-term decrease and we expect to see the loss ratio improve during 2020.”

“The increase in our written premiums is a result of the continued growth in our policies inforce across our private passenger, home and farm, and all other segments, combined with rate adjustments implemented to ensure that we are getting the proper premiums for the risks we are insuring. We continue to experience the highest rate of organic growth in South Dakota.”

Effective January 1, 2019, the market fluctuations attributable to equity securities are included in the Company’s results of operations. The pre-tax market positive fluctuation in equity securities of $3,284 is included in net capital gain on investments in our statement of operations for fourth quarter 2019, and is now $11,537 for the year. After-tax, this amount is $0.12 earnings per share for fourth quarter and $0.41 for the year. Prior to adoption of this accounting pronouncement, the change in net unrealized gains on equity securities were recorded in accumulated other comprehensive income. The change in net unrealized gains on fixed income securities continue to be recorded in accumulated other comprehensive income.

Shareholders’ equity increased $34,050 from December 31, 2018 to December 31, 2019. Net income of $26,500 was joined by a substantial rebound in our accumulated other comprehensive income as the fixed income asset class experienced a strong rally due to declining U.S. interest rates. The Company repurchased 116,034 shares of common stock for $2,006 during 2019.

Earnings Conference Call

The Company will not hold an earnings conference call for fourth quarter 2019. Our Annual Report on Form 10-K as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

Non-GAAP Financial Measures

NI Holdings evaluates its insurance operations in the way it believes will be most meaningful and representative of its business results. Some of these measurements are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America”. The non-GAAP financial measures that NI Holdings presents may not be compatible to similarly-named measures reported by other companies. The non-GAAP financial measures described in this press release are used widely in the property and casualty insurance industry.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; and Direct Auto.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings. Financial information included herein does not include Westminster American, as the closing date was subsequent to December 31, 2019.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com